Exhibit 4.3

GOVERNING TERMS

OF THE SUBSTITUTE AWARDS

1.                                      Purpose

The purpose of this document is to establish the terms (the “Governing Terms”) applicable to stock options (the “Substitute Options”) and restricted stock units (the “Substitute RSUs,” and together with the Substitute Options, the “Substitute Awards”) granted in accordance with the adjustment provisions of Section 5.2(d)(i) of the Baxalta Incorporated 2015 Incentive Plan (the “Baxalta Plan”) in substitution for certain stock options (the “Baxalta Options”), performance share units (the “Baxalta PSUs”) and restricted share units (the “Baxalta RSUs,” and together with the Baxalta Options and Baxalta PSUs, the “Baxalta Awards”) previously granted by Baxalta Incorporated (“Baxalta”) under the Baxalta Plan.  The Substitute Awards were granted in furtherance of the Agreement and Plan of Merger among Shire plc (“Shire”), BearTracks, Inc., a wholly-owned subsidiary of Shire, and Baxalta, dated as of January 11, 2016 (the “Merger Agreement”), by which Shire acquired Baxalta (the “Merger”), and the Governing Terms are intended to be consistent with Section 2.4 of the Merger Agreement and shall be construed accordingly.

2.                                      Award Holders

Holders of Substitute Awards covered by these Governing Terms (each an “Award Holder”) shall be those current or former employees of Baxalta or Baxter International Inc. (“Baxter”) or of their respective Subsidiaries who held Baxalta Awards immediately prior to the Merger.

3.                                      Substitute Awards

3.1.                            General.  The Baxalta Awards were exchanged as of the Effective Time pursuant to the provisions of Sections 2.4(b), 2.4(d) and 2.4(f) of the Merger Agreement and Section 5.2(d)(i) of the Baxalta Plan.  The Governing Terms (i) continue, with respect to the Substitute Awards, the vesting and forfeiture conditions and share restrictions that were applicable to the corresponding Baxalta Awards, subject to the exceptions and special rules hereinafter specified; and (ii) otherwise subject the Substitute Awards to the Governing Terms.

3.2.                            Continued Employment for Vesting Purposes; Forfeiture.

(a)                                 For purposes of determining vesting of any Substitute Award: (i) all employment that was taken into account as of immediately prior to the Effective Time under the corresponding Baxalta Award shall be taken into account; (ii) if the Substitute Award is one for which the corresponding Baxalta Award, as in effect immediately prior to the Effective Time, measured future employment solely by reference to employment by Baxter and its Subsidiaries, post-Effective Time employment by Baxter and its Subsidiaries shall be taken into account to the extent it would have been taken into account under the corresponding Baxalta Award; (iii) with respect to any Substitute Award granted to a Delayed Baxalta Employee with a Transfer Date following the Effective Time, such Delayed Baxalta Employee’s pre-Transfer Date employment by Baxter and its Subsidiaries shall be taken into account to the extent it would have been taken into account under the corresponding Baxalta Award and, on and after such Delayed Baxalta Employee’s applicable Transfer Date, only employment by Shire and its Subsidiaries shall be taken into account; and (iv) with respect to any Substitute Award not described in clauses (a)(ii) and (a)(iii) above, the only post-Effective Time service taken into account shall be employment by Shire and its Subsidiaries.  Notwithstanding clauses (a)(i), (a)(ii) and (a)(iii) above, the Committee may require reasonable substantiation (obtained from Baxalta records, information furnished by Baxter, or otherwise) of the service described in those clauses before crediting such service for purposes of determining vesting under a Substitute Award.

(b)                                 If an Award Holder’s employment terminates while any portion of a Substitute Award granted to the Award Holder is outstanding but unvested, the unvested portion of the Substitute Award (after taking into account any applicable accelerated vesting as a result of such termination of employment, including any accelerated vesting resulting from a termination following a Change in Control) shall be forfeited to the same extent as the corresponding portion of the Baxalta Award would have been forfeited upon termination of the relevant employment relationship, subject to the special rules for performance-based awards described in Sections 4.1(a) and 5.1(a) below.

(c)                                  Notwithstanding anything herein to the contrary, (i) to the extent that non-employee service was treated as employment with respect to a Baxalta Award prior to the Effective Time, such non-employee service (whether with Baxter or Baxalta or their respective Subsidiaries) shall be so treated with respect to the corresponding Substitute Award on and after the Effective Time, and (ii) following the Effective Time, the Committee may in its sole discretion determine the extent, if any, to which an Award Holder’s non-employee service is treated as employment for purposes of a Substitute Award.

4.                                      Options

4.1.                            Certain Vesting Terms.

(a)                                 Each Substitute Option granted in exchange for a Baxalta Option that was, as of immediately prior to the Effective Time, subject to vesting based on achievement of a per share price of Baxalta common stock or any other performance-based vesting condition shall instead vest, if at all, based solely on the Award Holder’s continued employment by or the provision by the Award Holder of other services to Shire and its Subsidiaries through the end of the performance period or periods that applied to such Baxalta Option as of immediately prior to the Effective Time (subject to such accelerated vesting as would apply upon a qualifying termination of employment with respect to such Award Holder following a Change in Control).

(b)                                 If a Substitute Option would become exercisable on a date that is not a Business Day, it will instead become exercisable on the next Business Day.

4.2.                            Exercise.  No Substitute Option may be exercised prior to the date on which it is vested and exercisable.  Except as the Committee may otherwise provide, Substitute Options may only be exercised by the Award Holder, the Award Holder’s legal representative, or a person to whom the Award Holder’s rights in the Substitute Options are transferred by will or the laws of descent and distribution.  To exercise a Substitute Option, an Award Holder or permitted transferee must give notice in the prescribed form to Shire and pay or make arrangements satisfactory to Shire for the payment of the Option Price as described in Section 4.3 below.  Subject to Sections 7, 8.3, 8.5, 8.6 and 8.10 of these Governing Terms, Shire will arrange for the amount of Shire ADSs in respect of which a Substitute Option has been exercised to be issued or transferred to the Award Holder within thirty (30) days of the date on which the Substitute Option is exercised or, in the event of unforeseen circumstances that prevent the delivery of the Shire ADSs within thirty (30) days, as soon as reasonably practicable after that.  Each Substitute Option will be exercisable for Shire ADSs; provided that the Committee may in its sole discretion provide that a Substitute Option shall be exercisable for the appropriate number of Shire Ordinary Shares in lieu of Shire ADSs, in which case, with respect to such Substitute Option, all references in these Governing Terms to Shire ADSs shall be construed as references to Shire Ordinary Shares (except to the extent otherwise required by the context) and references to the NASDAQ Global Select Market shall be construed as references to the London Stock Exchange (or if the Shire Ordinary Shares are not traded on the London Stock Exchange, the exchange on which they are traded).

4.3.                            Payment of the Option Price.  Subject to applicable law, the Option Price shall be payable as determined by Shire (i) in cash or cash equivalents, (ii) by having a number of Shire ADSs with a Fair Market Value as of the day of exercise equal to the Option Price withheld from the number of Shire ADSs that would otherwise have been deliverable upon exercise, (iii) unless otherwise determined by Shire, by using a broker-assisted cashless exercise program under which all Shire ADSs deliverable upon exercise of a Substitute Option (or part thereof) shall be sold in connection with such exercise pursuant to such program, (iv) by any other method permitted by Shire, or (v) by a combination of the payment methods described in (i) through (iv), subject to the conditions and limitations applicable thereto.

4.4.                            Post-Exercise Limitations. To the extent consistent with an Award Holder’s corresponding Baxalta Award, the Committee, in its discretion, may impose such restrictions on Shire ADSs acquired pursuant to the exercise of a Substitute Option as it determines to be desirable, including, without limitation, restrictions relating to disposition of the Shire ADSs and forfeiture restrictions based on service, performance, share ownership by the Award Holder and such other factors as the Committee determines to be appropriate.

4.5.                            Effect of Termination of Employment on Exercisability.  If an Award Holder’s employment with Shire and its Subsidiaries (or Baxter and its Subsidiaries, as applicable) terminates while any portion of a Substitute Award granted to the Award Holder is outstanding and exercisable, the exercisable portion of the Substitute Award (after taking into account any applicable accelerated vesting as a result of such termination of employment) shall remain exercisable to the same extent as the corresponding portion of the Baxalta Award would have remained exercisable upon termination of the relevant employment relationship.

4.6.                            Final Lapse Date.  Substitute Options that have not previously expired or been exercised will expire at the close of business on the tenth (10th) anniversary of the Original Grant Date (the “Final Lapse Date”); provided, however, that the “Final Lapse Date” for Substitute Options held by employees residing in Switzerland on the Original Grant Date shall be the eleventh (11th) anniversary of the Original Grant Date except as the Committee may otherwise determine with the Award Holder’s consent.  If Substitute Options would expire on a date that is not a Business Day, they will expire at the close of business on the last Business Day preceding that date.

4.7.                            Status of Substitute Options.  The exchange of each Baxalta Option for a Substitute Option is intended to qualify as an option substitution under Treasury Regulation 1.409A-1(b)(5)(v)(D) and shall be construed accordingly.  Substitute Options are not intended to qualify as Incentive Stock Options within the meaning of Section 422 of the United States Internal Revenue Code, as amended (the “Code”).

4.8.                            Substitution of SARs.  Unless it would cause the Substitute Option to be subject to Section 409A of the Code, the Committee may, in its sole discretion and without permission from any Award Holder, substitute a stock appreciation right (“Substitute SAR”) for any Substitute Option or portion thereof.  Upon the grant of Substitute SAR, the related Substitute Option or portion thereof replaced by the Substitute SAR shall be cancelled.  The Option Price of the Substitute SAR shall be equal to the Option Price of the related Substitute Option, the term of the Substitute SAR shall not exceed the term of the related Substitute Option, and the terms and conditions applicable to the Substitute SAR shall otherwise be substantially the same as those applicable to the related Substitute Option replaced by the Substitute SAR.  Upon exercise, the Substitute SAR will be settled in Shire ADSs.  In the event of any substitution under this Section 4.8, references throughout the Governing Terms to “Substitute Options” shall be construed to also refer to Substitute SARs.

5.                                      Restricted Stock Units and Performance Share Units

5.1.                            Certain Vesting Terms; Number of Substitute RSUs Granted in Exchange for Baxalta PSUs.

(a)                                 Each Substitute RSU granted in exchange for a Baxalta PSU shall vest, if at all, based solely on the Award Holder’s continued employment by or the provision by the Award Holder of other services to Shire and its Subsidiaries (or Baxter and its Subsidiaries, as applicable) through the end of the performance period or periods that applied to such Baxalta PSU as of immediately prior to the Effective Time (subject to such accelerated vesting as would apply upon a qualifying termination of employment or other service with respect to such Award Holder following a Change in Control).

(b)                                 For the avoidance of doubt, the number of Substitute RSUs granted in exchange for Baxalta PSUs shall be determined in accordance with Section 2.4(f) of the Merger Agreement.

(c)                                  If Substitute RSUs would become vested on a date that is not a Business Day, the Substitute RSUs shall become vested on the next Business Day.

5.2.                            Settlement of Substitute RSUs.  Each Substitute RSU will be settled in Shire ADSs; provided that the Committee may in its sole discretion provide that a Substitute RSU shall be settled in the appropriate number of Shire Ordinary Shares in lieu of Shire ADSs, in which case, with respect to such Substitute RSU, all references in these Governing Terms to Shire ADSs shall be construed as references to Shire Ordinary Shares (except to the extent otherwise required by the context) and references to the NASDAQ Global Select Market shall be construed as references to the London Stock Exchange (or if the Shire Ordinary Shares are not traded on the London Stock Exchange, the exchange on which they are traded).  Subject to Sections 7, 8.3, 8.5, 8.6 and 8.10 of these Governing Terms and except to the extent set forth in the sentence immediately following this sentence, Shire will arrange for the issue or transfer to, or to the order of, the Award Holder of the amount of Shire ADSs in respect of which the Substitute RSU has vested within thirty (30) days following the date upon which a Substitute RSU becomes vested or, in the event of unforeseen circumstances that prevent the delivery of the Shire ADSs within thirty (30) days, as soon as reasonably practicable after that.  For the avoidance of doubt, Shire ADSs will not be transferred later than March 15 of the calendar year following the calendar year in which the Substitute RSU became vested; provided, however, that Shire ADSs will not be transferred to an Award Holder who is eligible for a “Qualifying Retirement” (as defined under the terms of such Award Holder’s original Baxalta Award) (a) in the case of Substitute RSUs granted in exchange for Baxalta RSUs, until the applicable “Vesting Date” (as defined under the terms of such Award Holder’s original Baxalta Award) or (b) in the case of Substitute RSUs granted in exchange for Baxalta PSUs, until the conclusion of the applicable performance period that applied with respect to such Award Holder’s original Baxalta Award.  If determined by Shire in its sole discretion, Shire may require that at the time that any Shire ADSs are deliverable in respect of Substitute RSUs, all Shire ADSs then deliverable shall be sold on the Award Holder’s behalf pursuant to the terms of a broker-assisted sale program established by Shire.

6.                                      Change in Control

Notwithstanding any other provision of these Governing Terms (and in lieu of vesting at the times otherwise provided under the Baxalta Plan), if the termination of employment of an Award Holder occurs upon or within twenty-four (24) months following a Change in Control by reason of (a) termination by the employer for reasons other than for Cause or (b) termination by the Award Holder for Good Reason, then all of the Award Holder’s unvested Substitute Awards that were outstanding immediately prior to such termination shall become immediately vested (and, in the case an affected Substitute Option, exercisable) and, in the case of a Substitute Option, shall remain exercisable until the original Final Lapse Date of the Substitute Option.  The Committee may require an Award Holder to enter into an agreement containing restrictive covenants, including without limitation covenants not to compete, not to solicit customers or employees, not to make use of confidential information, not to disparage Shire or its Subsidiaries or to cooperate with Shire and its Subsidiaries in responding to claims about which the Award Holder has knowledge, as a condition to the application of the provisions of this Section 6.

7.                                      Withholding

The Award Holder will be responsible for all taxes, employee social security contributions and other liabilities arising out of or in connection with a Substitute Award or acquisition, holding or disposal of Shire ADSs.  The method of payment of any such tax or contribution will be determined by Shire and may include: (a) allowing the Award Holder to fund the liability directly; (b) selling Shire ADSs to which the Award Holder becomes entitled on his or her behalf and using the proceeds to meet the liability; (c) deducting the amount of the liability from any cash payment due under the Governing Terms; (d) reducing the amount of Shire ADSs to which the Award Holder would otherwise be entitled to such extent as would not result in unfavorable accounting treatment to Shire (as determined by Shire in its sole discretion); and/or (e) deducting the amount from any payment of salary, bonus or other payment due to the Award Holder.

8.                                      Operation

8.1.                            Effective Time.  The Governing Terms are effective as of the Effective Time and shall remain in effect as long as any Substitute Awards are outstanding.

8.2.                            Limit on Distribution.  Distribution of Shire ADSs or other amounts under the Governing Terms shall be subject to the following:

(a)                                 Notwithstanding any other provision of the Governing Terms, Shire shall have no obligation to deliver any Shire ADSs under the Governing Terms or make any other distribution of benefits under the Governing Terms unless such delivery or distribution would comply, in the determination of the Committee, with all applicable laws and regulations and the applicable requirements of any securities exchange or similar entity.

(b)                                 The delivery of Shire ADSs in settlement for Substitute Awards under the Governing Terms may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

8.3.                            Forfeitures and Clawbacks.  Notwithstanding anything to the contrary contained in the Governing Terms or any other documentation related to a Substitute Award:

(a)                                 If the Award Holder is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 (the “Act”), the Award Holder shall, to the extent required by Section 304 of the Act, reimburse Shire or such party as Shire directs the amount of any payment in settlement of a Substitute Award earned or accrued during the twelve (12)-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement and any profits realized from the sale of securities of Shire during that twelve (12)-month period, to the extent required by Section 304 of the Act.

(b)                                 To the extent that any policy adopted by Shire in order to comply with regulations issued pursuant to Section 10D of the Exchange Act, as required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires any Award Holder to forfeit any Substitute Award, or repay any amount paid with respect to any Substitute Award, such policy shall be deemed incorporated into all outstanding Substitute Awards to the extent required by such regulations, and all Award Holders subject to such regulations, by accepting any Substitute Awards, shall be deemed to have consented to the inclusion of provisions in their Substitute Award as determined by the Committee to be necessary or appropriate to comply with such regulations.

8.4.                            Limitation of Implied Rights.

(a)                                 Neither an Award Holder nor any other person shall, by reason of the Governing Terms, acquire any right in or title to any assets, funds or property of Shire or any Subsidiary whatsoever, including without limitation, any specific funds, assets, or other property which Shire, in its sole discretion, may set aside in anticipation of a liability under the Governing Terms. An Award Holder shall have only a contractual right to the amounts, if any, payable under the Governing Terms, unsecured by any assets of Shire or any Subsidiary. Nothing contained in the Governing Terms shall constitute a guarantee by Shire or any Subsidiary that the assets of such companies shall be sufficient to pay any benefits to any person.

(b)                                 The Governing Terms do not constitute a contract of employment or continued service, and selection as an Award Holder will not give any employee the right to continued employment or other service, or any right or claim to any benefit under the Governing Terms, unless such right or claim has specifically accrued under the Governing Terms.

(c)                                  An Award Holder is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shire ADSs (or the underlying Shire Ordinary Shares) subject to a Substitute Award until the Shire ADSs are issued or transferred to the Award Holder. Notwithstanding the foregoing, an Award Holder who holds Substitute RSUs shall be permitted to receive additional Substitute RSUs based upon the dividends and distributions paid on Shire ADSs (or the underlying Shire Ordinary Shares) to the same extent as if each Substitute RSU were a Shire ADS which additional Substitute RSUs shall be determined in amount and value in the Committee’s discretion and shall be delivered or made available at the same time and to the same extent as the Substitute RSUs to which they relate or as otherwise determined by the Committee.

(d)                                 Shire is not required to send Award Holders copies of any documents or notices normally sent to the holders of Shire ADSs or Shire Ordinary Shares except as otherwise required by law.

8.5.                            Satisfying Awards in Cash.  Where an Award Holder becomes entitled to Shire ADSs under a Substitute Award, Shire can satisfy that entitlement by paying the Award Holder an amount in cash equal to the Fair Market Value of the amount of Shire ADSs on the date he or she becomes entitled.

8.6.                            Dealing Restrictions.

(a)                                 If vesting or the issue or transfer of Shire ADSs (or the underlying Shire Ordinary Shares) in satisfaction of a Substitute Award is prevented by any Dealing Restriction, the period for vesting, issue or transfer will be delayed for that Substitute Award until the Dealing Restriction no longer prevents it.

(b)                                 If so provided by the Committee in its sole discretion (which may include consideration of administrative, regulatory and/or other factors), to the extent that (i) a Substitute Option has not been exercised by the close of the Business Day before the date on which it lapses, (ii) a Dealing Restriction prevents the Award Holder from exercising the Substitute Option on that day and (iii) the Substitute Option is in the money on that day, Shire will treat it as having been exercised on that day.  If it does treat the Substitute Option as having been exercised, Shire will arrange for sufficient Shire ADSs resulting from the exercise to be sold on behalf of the Award Holder to raise an amount (after costs of sale) equal to the Option Price and any tax or social security required to be withheld under Section 7.  The remaining Shire ADSs subject to the Substitute Option will be issued or transferred as set out in Section 4.2, subject to Section 4.3(iii).  For purposes of this Section 8.6(b), a Substitute Option is “in the money” on any day, if the Committee estimates that, if all the Shire ADSs resulting from exercise were sold on that day, the sale proceeds (after making a reasonable allowance for any costs of sale and taxes) would be more than the Option Price.

(c)                                  To the extent that the Committee has authorized the automatic exercise of Substitute Options pursuant to Section 8.6(b) of these Governing Terms, the Award Holder may give notice, at any time before the day referred to in Section 8.6(b), requesting that Section 8.6(b) not apply to the Substitute Option.

(d)                                 No member of the Group will be liable for any loss an Award Holder may suffer as a result of the application or failure to apply Section 8.6(b).

8.7.                            Transfer.  An Award Holder may not transfer, assign or otherwise dispose of a Substitute Award or any rights in respect of it.  If an Award Holder attempts to transfer, assign or otherwise dispose of a Substitute Award or any rights in respect of it, whether voluntarily or involuntarily, then the Substitute Award will immediately lapse.  Notwithstanding the foregoing, the restrictions in this Section 8.7 do not apply: (a) to the transmission of a Substitute Award on the death of an Award Holder to the person entitled by law to deal with the estate (i.e. designated estate owner); (b) to the assignment of a Substitute Award where the Committee considers that the Award Holder is no longer in a position to manage his or her own affairs by reason of ill-health; or (c) in any other circumstances if the Committee agrees.

8.8.                            Administration; Decisions by the Committee.  The Committee has authority and discretion, subject only to the express provisions of the Governing Terms, to interpret the Governing Terms and any other terms that apply to Substitute Awards; establish, amend and rescind any rules and regulations relating to the Governing Terms and Substitute Awards; remedy any defect or omission and reconcile any inconsistency in the Governing Terms or any

Substitute Award; and make all other determinations that may be necessary or advisable for the administration of the Governing Terms, including the termination thereof. Each decision of the Committee on the interpretation of the Governing Terms or in any dispute relating to a Substitute Award or matter relating to the Governing Terms and each other determination made by the Committee in respect of the Governing Terms and Substitute Awards will be final and conclusive and will bind all parties.

8.9.                            Data Protection.  The Award Holder consents to the holding and processing of personal information provided by the Award Holder to any member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Governing Terms.  These include, but are not limited to: (a) administering and maintaining Award Holder records; (b) providing information to members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Governing Terms; (c) providing information to future purchasers or merger partners of Shire, the Award Holder’s employing company, or the business in which the Award Holder works; and (d) transferring information about the Award Holder to a country or territory that may not provide the same statutory protection for the information as the Award Holder’s home country.  The Award Holder is entitled, on payment of a fee, to a copy of the personal information held about him or her, and if any of the personal information is inaccurate, the Award Holder has the right to have the information corrected.

8.10.                     Consents.  All allotments, issues and transfers of Shire ADSs or Shire Ordinary Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in any relevant country.  The Award Holder is responsible for complying with any requirements he or she needs to fulfil in order to obtain or avoid the necessity for any such consent.

8.11.                     Listing.  If and so long as Shire ADSs or Shire Ordinary Shares are listed and traded on a public market, Shire will apply for listing of any Shire ADSs or Shire Ordinary Shares, as the case may be, issued under the Governing Terms as soon as practicable.

8.12.                     Notices.

(a)                                 Any information or notice to a person who is or will be eligible to be an Award Holder under or in connection with the Governing Terms may be posted, or sent by electronic means, in such manner to such address as Shire considers appropriate, including publication on any intranet.

(b)                                 Any information or notice to Shire or other duly appointed agent under or in connection with the Governing Terms may be sent by post or transmitted to it at its registered office or such other place, and by such other means, as the Committee or duly appointed agent may decide and notify Award Holders.

(c)                                  Notices sent by post shall be deemed to have been given on the second (2nd) day after the date of posting.  However, notices sent by or to an Award Holder who is working outside the United Kingdom will be deemed to have been given on the seventh (7th) day after the date of posting.  Notices sent by electronic means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

8.13.                     Applicable Law. English law governs the Governing Terms and all Substitute Awards and their construction.  The English courts have exclusive jurisdiction in respect of disputes arising under or in connection with the Governing Terms or any Substitute Award.

8.14.                     Local Law.  Notwithstanding any other provision of the Governing Terms to the contrary, the Committee may make such modifications to the Governing Terms as it may deem necessary or advisable to comply with applicable provisions of local law of a jurisdiction in which an Award Holder is located.

9.                                      Section 409A

9.1.                            With respect to all Substitute RSUs (except for any Substitute RSU that is eligible to vest based on a “Qualifying Retirement” or any similar provision), the Governing Terms and all Substitute RSUs are intended to, and shall be interpreted and construed in a manner to, fit within the “short-term deferral” exception from Section 409A of the Code (“Section 409A”).  Under the “short-term deferral” exception, payments must be made no later than the later of the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the right to the payment is no longer subject to a substantial risk of forfeiture or the fifteenth (15th) day of the third (3rd) month following the end of the employer’s first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture.  Accordingly, notwithstanding anything in the Governing Terms to the contrary, Shire shall transfer Shire ADSs to the Award Holder no later than the later of the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the Restricted Stock Unit is no longer subject to a substantial risk of forfeiture or the fifteenth (15th) day of the third (3rd) month following the end of the employer’s first taxable year in which the Substitute RSU is no longer subject to a substantial risk of forfeiture; provided that the foregoing shall not apply to any Substitute RSU that is eligible to vest based on a “Qualifying Retirement” or any similar provision, which shall be delivered in accordance with the otherwise applicable provisions of these Governing Terms and the Substitute Award.

9.2.                            Notwithstanding anything contained herein to the contrary, in the event any Substitute Award is or becomes subject to Section 409A, the Committee or Shire’s general counsel may, in their sole discretion and without an Award Holder’s prior consent, amend the Governing Terms and/or Substitute Awards, adopt policies and procedures, or take any other actions as deemed appropriate by the Committee or Shire’s general counsel to (i) exempt the Governing Terms and/or any Substitute Award from the application of Section 409A (provided that this clause (i) shall not apply to any Substitute Award that is eligible to vest based on a “Qualifying Retirement” or any similar provision), (ii) preserve the intended tax treatment of any such Substitute Award or (iii) comply with the requirements of Section 409A.  Neither Shire, any of its Subsidiaries nor any other member of the Group shall be held liable for any taxes, interest, penalties or other amounts owed by an Award Holder as the result of the failure of the Governing Terms or any Substitute Award to comply with, or be exempt from, Section 409A.  Notwithstanding anything in the Governing Terms to the contrary, no discretionary authority reserved to the Committee, Shire, an Award Holder or any other person or entity may be exercised to the extent a violation of Section 409A would result.  In addition, any provision of the Governing Terms that violates Section 409A shall be deemed null and void with respect to any Award Holder subject to Section 409A.  If any Substitute Award is determined to be subject to Section 409A and otherwise would be settled within six (6) months after an Award Holder’s termination of employment, then to the extent required by Section 409A and to the extent such Award Holder is a “specified employee” (within the meaning of Section 409A), any portion of the Substitute Award that would have been settled during such six- (6)-month period instead shall be settled on the earlier of (i) the first (1st) Business Day of the seventh (7th) month following such termination and (ii) the thirtieth (30th) day following such Award Holder’s death (but not earlier than it would have been settled absent this sentence). With respect to any Substitute Award that provides for a deferral of compensation within the meaning of Section 409A, for purposes of these Governing Terms and such Substitute Award, all references to “termination of employment,” and similar and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).

9.3.                            Notwithstanding anything in this Section 9 to the contrary, Sections 9.1 and 9.2 above shall apply only with respect to each Award Holder who is based in the U.S. (or whom Shire otherwise determines is a U.S. taxpayer).

10.                               Adjustment, Amendment and Termination

10.1.                     Adjustment of Substitute Awards.  In the event a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, distribution, split-up, spin-off, exchange of shares, or similar corporate transaction affects Shire ADSs or Shire Ordinary Shares such that the Committee determines, in its sole discretion, that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of Substitute Awards under the Governing Terms, then the Committee shall, in the manner it deems equitable, (a) adjust the number and kind of shares that may be delivered under the Governing Terms; (b) adjust the number and kind of shares subject to outstanding Substitute Awards; (c) adjust the number and Option Price of outstanding Substitute Options; and (d) make other adjustments, including, without limitation, (i) replacement of Substitute Awards with other Substitute Awards that the Committee determines have comparable value and are based on stock of a company resulting from or involved in the transaction, and (ii) cancellation of the Substitute Award in return for cash payment of the current value of the Substitute Award, determined as though the Substitute Award is fully vested at the time of payment.  For purposes of the preceding sentence, the value of a Substitute Option shall be equal to the excess, if any, of the Fair Market Value of a Shire ADS over the Option Price, multiplied by the number of Shire ADSs subject to the Substitute Option, and if the Fair Market Value of a Shire ADS does not exceed the Option Price, the Substitute Option may be cancelled without payment of any consideration.

10.2.                     Amendment and Termination.  The Committee may, at any time, amend or terminate the Governing Terms, and the Committee may amend any Substitute Award; provided that no amendment or termination may, in the absence of written consent to the change by the affected Award Holder (or, if the Award Holder is not then living, the applicable beneficiary as determined in accordance with the Award Holder’s will or the applicable laws of descent and distribution, as the case may be), adversely affect the rights of any Award Holder (or, if applicable, a beneficiary) under any Substitute Award granted under the Governing Terms prior to the date such amendment is adopted by the Committee; provided further, that adjustments pursuant to Section 10.1 shall not be subject to the foregoing limitations of this Section 10.2; provided further, that the Committee may amend administrative and ministerial provisions of the Governing Terms and any Substitute Award without consent of any affected Award Holders; and provided further, that no other amendment shall be made to the Governing Terms without the approval of Shire’s shareholders if the approval of Shire’s shareholders of such amendment is required by law or the rules of any stock exchange on which Shire ADSs or Shire Ordinary Shares are listed.

10.3.                     Cancellation of Erroneously Granted Substitute Awards.  Notwithstanding any other provision of these Governing Terms, in the event that the Committee determines in good faith that a Substitute Award was erroneously granted (whether in whole or in part) in connection with the Merger, the Committee may amend such Substitute Award to eliminate the effect of such error or, if appropriate, cancel the Substitute Award at any time, in either case, without payment of any consideration to the holder of such erroneously granted Substitute Award.  Further, in the event that Shire ADSs are delivered in respect of such erroneously issued Substitute Award (or such part thereof), the Committee may require the person to whom such Shire ADSs were granted to (a) transfer to or to the order of Shire a number of Shire ADSs that is equal to (or less than) the number of Shire ADSs erroneously issued or transferred pursuant to such Substitute Award, (b) pay to or to the order of Shire an amount representing the value of the Shire ADSs erroneously issued or transferred pursuant to such Substitute Award and/or (c) pay to or to the order of Shire an amount equal to any cash payment made to the Award Holder in respect of such erroneously issued Shire ADSs or Substitute Award.  For the avoidance of doubt, the provisions of this Section 10.3 will also apply to Shire Ordinary Shares to the extent that Shire Ordinary Shares are delivered in respect of an erroneously issued Substitute Award (or any part thereof).

11.                               Additional Definitions

For purposes of the Governing Terms, the following capitalized terms shall have the meanings provided below.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Baxalta Subsidiary” means any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability entity or other entity that is a Subsidiary of Baxalta prior to, at or after the Effective Time, including the entities set forth on Schedule 1.01(p) of the Separation and Distribution Agreement, which shall be deemed to have been Baxalta Subsidiaries at all times prior to, at and after the Effective Time.

“Baxter Committee” means the compensation committee of the board of directors of Baxter, or any other committee duly authorized by the board of directors of Baxter.

“Business Day” means, (i) as applied to any Substitute Awards that will be settled in Shire ADSs, a day on which the NASDAQ Global Select Market (or if the Shire ADSs are not traded on the NASDAQ Global Select Market, the exchange on which they are traded) is open for the transaction of business and (ii) as applied to any Substitute Award that will be settled in Shire Ordinary Shares, a day on which the London Stock Exchange (or if the Shire Ordinary Shares are not traded on the London Stock Exchange, the exchange on which they are traded) is open for the transaction of business.

“Cause” means (i) the willful and continued failure by the Award Holder to substantially perform his or her duties that has not been cured within thirty (30) days after written demand for substantial performance is delivered by the employer, which demand specifically identifies the manner in which the Award Holder has not substantially performed (other than any such failure resulting from the Award Holder’s incapacity due to physical or mental illness), (ii) the willful engaging by the Award Holder in conduct which is demonstrably and materially injurious to the employer or its Subsidiaries, monetarily or otherwise, or (iii) the engaging by the Award Holder in egregious misconduct involving serious moral turpitude, determined in the reasonable judgment of the Committee (or, in the case of a Substitute Award described in Section 3.2(a)(ii), the Baxter Committee).  For purposes hereof, no act, or failure to act, on the Award Holder’s part shall be deemed “willful” unless done, or omitted to be done, by the Award Holder not in good faith and without reasonable belief that such action was in the best interest of the employer or its Subsidiaries.  Notwithstanding the foregoing, if an Award Holder is a party to a Change in Control Agreement, “Cause” with respect to such Award Holder shall have the meaning given to such term in the Change in Control Agreement.  For purposes of applying the “Good Reason” definition to a Substitute Award described in Section 3.2(a)(ii), the determination of the Baxter Committee shall be final and binding.

“Change in Control” means, as applied to any Substitute Award other than a Substitute Award described in Section 3.2(a)(ii), the Merger. “Change in Control” means, as applied to any Substitute Award described in Section 3.2(a)(ii), the first to occur of any of the following: (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Baxter (not including in the securities beneficially owned by such Person any securities acquired directly from Baxter or its Affiliates) representing 30% or more of the combined voting power of Baxter’s then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a merger or consolidation of Baxter or any direct or indirect subsidiary of Baxter with any other corporation immediately following which the individuals who comprise the Baxter board of directors immediately prior thereto constitute at least a majority of the board of directors of (A) any parent of Baxter or the entity surviving such merger or consolidation or (B) if there is no such parent, of Baxter or such surviving entity; (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Distribution Date, constitute the Baxter board of directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Baxter) whose appointment or election by the Baxter board of directors or nomination for election by Baxter’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Original Grant Date or whose appointment, election or nomination for election was previously so approved or recommended; (iii) there is consummated a merger or consolidation of Baxter or any direct or indirect subsidiary of Baxter with any other corporation or other entity, other than a merger or consolidation immediately following which the individuals who comprise the Baxter board of directors immediately prior thereto constitute at least a majority of the board of directors of (A) any parent of Baxter or the entity surviving such merger or consolidation or (B) if there is no such parent, of Baxter or such surviving entity; or (iv) the shareholders of Baxter approve a plan of complete liquidation or dissolution of Baxter or there is consummated an agreement for the sale or disposition by Baxter of all or substantially all of Baxter’s assets, other than a sale or disposition by Baxter of all or substantially all of Baxter’s assets immediately following which the individuals who comprise the Baxter board of directors immediately prior thereto constitute at least a majority of the board of directors of (A) any parent of Baxter or of the entity to which such assets are sold or disposed or (B) if there is no such parent, of Baxter or such entity.  For purposes of the preceding sentence, the term “Person” shall not include (i) Baxter or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Baxter or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Baxter in substantially the same proportions as their ownership of stock of Baxter.

“Change in Control Agreement” means an employment agreement, change in control agreement or plan, severance agreement or plan, or other agreement covering the Award Holder that provides for benefits upon termination for good reason or without cause in connection with a Change in Control.  No agreement or plan shall be treated as a Change in Control Agreement unless it has been approved by the Award Holder’s employer.

“Committee” means the remuneration committee of the board of directors of Shire or any other person or group of persons duly authorized by the board of directors of Shire.

“Dealing Restriction” means a restriction on dealing in securities imposed by regulation, statute, order, directive or any code adopted by or otherwise applicable to Shire, as varied from time to time.

“Delayed Baxalta Employee” means any employee whose transfer from Baxter or one of its Subsidiaries to Shire or one of its Subsidiaries (including Baxalta) in connection with the Distribution is intended by Baxalta to occur (or did occur) after the Effective Time, including (i) each employee named as a “Post-Distribution Baxalta Employee” in Schedule 1.01 of the Employee Matters Agreement, which lists those employees transferring only upon a Local Closing Transaction if employed in connection with a Deferred Baxalta Local Business and (ii) any other employee whose transfer from Baxter or one of its Subsidiaries to Shire or one of its Subsidiaries (including Baxalta) in connection with the Distribution is intended by Baxalta to occur (or did occur) after the Effective Time, including any employee hired on or after the Distribution Date (but prior to the applicable Transfer Date) to the extent such employee is primarily related to a Deferred Baxalta Local Business or is hired to replace any terminated or departing employee who would have otherwise been a Delayed Baxalta Employee.

“Deferred Baxalta Local Business” means the applicable Baxalta Subsidiary or designee in each of the jurisdictions listed on Schedule 2.03(a) of the Separation and Distribution Agreement.

“Distribution” means the transaction pursuant to which Baxter transferred the assets of its biopharmaceutical business to Baxalta and distributed at least 80.1% of the Baxalta common stock to the shareholders of Baxter, resulting in Baxalta becoming an independent publicly traded company.

“Distribution Date” means July 1, 2015.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement by and between Baxter and Baxalta, dated as of June 30, 2015, and attached hereto as Exhibit 1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to a Shire ADS, as of any date and except as otherwise provided by the Committee, the closing sale price of a Shire ADS on the NASDAQ Global Select Market (or if the Shire ADSs are not traded on the NASDAQ Global Select Market, the closing sale price on the exchange on which they are traded or as reported by an applicable automated quotation system) (the “Stock Market”) on the applicable date or, if no sales of Shire ADSs are reported on such date, the closing sale price of a Shire ADS on the date a sale was last reported on the Stock Market (or such other exchange or automated quotation system, if applicable). For purposes of determining the Fair Market Value of Shire ADSs that are sold pursuant to a cashless exercise program, Fair Market Value shall be the price at which such Shire ADSs are sold.  For the avoidance of doubt, in the event that Shire Ordinary Shares are delivered in lieu of Shire ADSs, all references herein to Shire ADSs shall be construed as references to Shire Ordinary Shares (except to the extent otherwise required by the context) and references to the NASDAQ Global Select Market shall be construed as references to the London Stock Exchange (or if the Shire Ordinary Shares are not traded on the London Stock Exchange, the exchange on which they are traded).

“Good Reason” means the occurrence (without the Award Holder’s express written consent) of any of the following which occur on or after a Change in Control: (i) reduction by the employer in the Award Holder’s annual base salary as in effect on the Original Grant Date or as the same may be increased from time to time; (ii) the relocation of the Award Holder’s principal place of employment to a location more than fifty (50) miles from the Award Holder’s principal place of employment immediately prior to the Change in Control or the employer’s requiring the Award Holder to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the employer’s business to an extent substantially consistent with the Award Holder’s business travel obligations as in effect immediately prior to the Change in Control; or (iii) the failure by the employer to pay to the Award Holder any portion of the Award Holder’s current compensation or to pay to the Award Holder any portion of an installment of deferred compensation under any deferred compensation program of the employer, within seven (7) days of the date such compensation is due.  Notwithstanding the foregoing, if an Award Holder is a party to a Change in Control Agreement, “Good Reason” with respect to such Award Holder shall have the meaning given to such term in the Change in Control Agreement.  For purposes of applying the “Good Reason” definition to a

Substitute Award described in Section 3.2(a)(ii), the determination of the Baxter Committee shall be final and binding.

“Group” means (i) Shire, (ii) its Subsidiaries from time to time or (iii) any other company which is associated with Shire and is so designated by the Committee and, for the avoidance of doubt, a company may be treated as an associated company for some purposes or in relation to some Award Holders but not in relation to others.

“Local Closing Transaction” means the local closing transaction involving a Deferred Baxalta Local Business.

“Option Price” means the amount payable on the exercise of a Substitute Option set by the Committee in accordance with the terms of the Merger Agreement.

“Original Grant Date” means the original date of grant (taking into account any deemed original date of grant under a Baxter award) applicable to the Baxalta Award for which the Substitute Award was exchanged.

“Person” means a natural person, company, government, or political subdivision, agency or instrumentality of a government.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement by and between Baxter and Baxalta, dated as of June 30, 2015, and attached hereto as Exhibit 2.

“Shire ADS” means an American Depositary Share of Shire.

“Shire Ordinary Share” means an ordinary share of Shire.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability entity or other entity of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability entity or other entity; (B) the total combined equity interests; or (C) the capital or profit interests, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body. .

“Transfer Date” means, with respect to each Delayed Baxalta Employee, the date on which such person first becomes employed by Shire and its Subsidiaries following the Effective Time.

FRENCH ADDENDUM TO

THE GOVERNING TERMS

OF THE SUBSTITUTE AWARDS

1.                                      Purposes of this Addendum

The purpose of this addendum (the “French Addendum”) is to establish the terms applicable to Substitute Awards of French qualified stock options and French qualified free shares originally granted under the French addenda to the equity sub-plans adopted under the Baxalta Plan (each such addendum a “Baxalta French Addendum”), as adjusted to provide for settlement of the Substitute Awards in Shire ADSs, and to ensure that Substitute Awards over Shire ADSs are in conformity with the applicable French legislation, and are entitled to the corresponding specific French tax and social security treatment.  This French Addendum is adopted in accordance with Sections 8.14 “Non-U.S. Employees” and 10 “Adjustment, Amendment and Termination” of the Governing Terms to benefit from the specific tax and social security treatment applicable in France to qualified option awards and qualified free share awards.

The terms and conditions of the Governing Terms are incorporated herein. The rules contained in the Governing Terms will apply to Substitute Awards subject to this French Addendum, unless specifically stated otherwise.  Words and expressions used in this French Addendum and not defined herein shall have the same meaning as those words and expressions used in the Governing Terms. The additional terms and conditions in this French Addendum are to be read in conjunction with the Governing Terms.

To the extent that the otherwise applicable Governing Terms contradict the provisions set forth hereinafter, the French Addendum provisions shall prevail with respect to the matters described herein. In addition, to the extent that the terms and conditions specified in the applicable original grant communication letter contradict the provisions set forth hereinafter, the French Addendum provisions shall prevail.

2.                                      Substitute Option Awards

2.1.                            General.  The term “Substitute Option” as used in this French Addendum refers to a Substitute Option (as defined in the Governing Terms) that is a French qualified stock option granted in accordance with articles L.225-177 to L.225-185 of the French Commercial Code.

2.2.                            Options.  Notwithstanding the provisions of the Governing Terms, the following rules shall apply to Substitute Options subject to this French Addendum:

(a)                                 If a Substitute Option provides a right to acquire previously issued shares, already existing shares or treasury shares, Shire shall procure sufficient Shire ADSs to satisfy the exercise of such Substitute Option at least one (1) day prior to the French Addendum Award Holder’s having the right to exercise such Substitute Option.  Shire ADSs acquired by the French Addendum Award Holder upon exercise shall be registered in the name of the French Addendum Award Holder or held in an identifiable account. French Addendum Award Holders will have the voting and dividend rights attached to the Shire ADSs acquired upon the exercise date as of that date.  Upon exercise, no cash replacement of Shire ADSs is allowed.

(b)                                 Any market repurchased Shire ADSs to be delivered to French Addendum Award Holders upon exercise of Substitute Awards granted hereunder shall be acquired by Shire at least one (1) day before the applicable French Vesting Date.

2.3.                            Original Grant Date.  Each Substitute Option shall be treated as having been granted on the Original Grant Date.

2.4.                            Adjustment to Option Price.  The number of Substitute Options and the Option Price for grants subject to this French Addendum may be adjusted in connection with changes in capital operations described in article L.225-181 of the French Commercial Code so that economic rights are maintained.

2.5.                            Share Sale Restriction.  The Committee has the discretion to impose a share sale restriction to the French Addendum Award Holder until the fourth (4th) anniversary of the Original Grant Date to secure eligibility to the French stock-option regime.

2.6.                            Characteristics of Shares.  Shire ADSs issued pursuant to the exercise of Substitute Options shall be non-bearer shares or shares held in an identifiable account.

2.7.                            Substitution of SARs for Substitute Options — Tandem Awards.  Neither SARs nor any other incentive may be substituted for Substitute Options subject to this French Addendum.  No tandem awards may be made pursuant to this French Addendum.

3.                                      Substitute RSU Awards

3.1.                            Grant.  Notwithstanding the provisions of the Governing Terms, the following rules shall apply to Substitute RSUs subject to this French Addendum:

(a)                                 Shire ADSs to be delivered under the Governing Terms may be market repurchased shares (already existing shares) or newly issued shares. For Substitute RSUs over already existing Shire ADSs, corresponding Shire ADSs shall be repurchased by Shire at least one day before the applicable French Vesting Date.

(b)                                 Shire ADSs acquired by the French Addendum Award Holder upon the French Vesting Date will be registered in the name of the French Addendum Award Holder or be held in an identifiable account. French Addendum Award Holders will have the voting and dividend rights attached to the Shire ADSs acquired upon the applicable French Vesting Date as of that date.

(c)                                  One (1) Substitute RSU gives the right to acquire one (1) Shire ADS subject to satisfaction of applicable considerations, contingencies, conditions, restrictions, if any.

(d)                                 Substitute RSUs can be paid exclusively in Shire ADSs.  Baxalta RSUs held by French Addendum Awards Holders were exchanged for Substitute RSUs in accordance with the Merger Agreement and in accordance with articles L.225-197-1 to L.225-197-6 of the French Commercial Code on qualified free share awards.  Substitute RSUs cannot be subject to conditions, restrictions and contingencies relating to dividend or dividend equivalent rights and deferred payment or settlement.

3.2.                            Additional Substitute RSU Awards.  Notwithstanding anything to the contrary in the Governing Terms, the French Addendum Award Holder shall not be permitted to receive additional share units representing dividend equivalent awards with respect to the Substitute RSUs.

3.3.                            Vesting.  Notwithstanding anything to the contrary, in relation to Substitute RSUs, the French Vesting Date shall not be earlier than the second anniversary of the Original Grant Date, in any circumstances other than in the event of the death of the French Addendum Award Holder or in the event of disability corresponding to the 2nd or 3rd categories of Article L.341-4 of the French Social Security Code.  The Committee reserves the right to change each applicable French Vesting Date in accordance with and to conform with any amendments to the French Tax Code and/or to the provisions of the French Commercial Code governing qualified free shares.  Notwithstanding the foregoing, the Committee reserves the right to determine, subject to its sole discretion, that an applicable French Vesting Date shall occur before the second (2nd) anniversary of the Original Grant Date.

3.4.                            Share Sale Restriction Period.

(a)                                 As of the French Vesting Date, Shire ADSs acquired by a French Addendum Award Holder pursuant to a Substitute RSU will be subject to the same share sale restriction period that applied to shares acquired pursuant to the Baxalta RSU for which the Substitute RSU was exchanged, during which period the Shire ADSs may not be sold (the “Share Sale Restriction Period”).  If the French Addendum Award Holder leaves employment at any time after the French Vesting Date, the Shire ADSs acquired shall not be freely transferable before the expiration of the Share Sale Restriction Period.

(b)                                 Notwithstanding anything to the contrary in the Governing Terms or this French Addendum, (i) in the event of the French Addendum Award Holder’s death, his or her heirs shall not be subject to the Share Sale Restriction Period, the Shire ADSs acquired hereunder being freely transferable upon the French Addendum Award Holder’s death, and (ii) in case of disability corresponding to the 2nd or 3rd categories of Article L.341-4 of the French Social Security Code, the French Addendum Award Holder is entitled to sell the Shire ADSs prior to the end of the Share Sale Restriction Period, if any.

(c)                                  For the avoidance of doubt, if the French Addendum Award Holder terminates employment at any time before the term of the Share Sale Restriction Period due to his/her disability (other than a disability falling within the second (2nd) or third

(3rd) category as defined in Article L.341-4 of the French Social Security Code), the French Addendum Award Holder shall not be entitled to sell the Shire ADSs before the second (2nd) anniversary of the French Vesting Date.

(d)                                 Notwithstanding anything to the contrary in the Governing Terms or this French Addendum, the Committee shall have discretion to decide that a French Addendum Award Holder shall not be subject to the Share Sale Restriction Period.

4.                                      Non-Transferability of Awards

No Substitute Award issued to a French Addendum Award Holder shall be transferable other than by will or the laws of descent and distribution.

5.                                      Change in Control

A corporate transaction may result in certain adjustments, and it shall be determined whether those adjustments are neutral for the application of the French specific tax and social regime applicable to Substitute Awards granted and assumed, or whether the adjustments trigger the loss of this specific regime.

6.                                      Tax Withholding

Notwithstanding any provision to the contrary, no Shire ADSs may be used to satisfy any social security or tax withholding due for Substitute Awards subject to the present French Addendum.

Shire or its Subsidiaries shall have the right to require payment from a French Addendum Award Holder to cover any applicable withholding or other employment taxes due with respect to Substitute Awards hereunder or shall have the right to deduct any applicable withholding or other employment taxes due from other compensation income paid to the French Addendum Award Holder.

7.                                      Amendment, Modifications to this French Addendum

No modification can be made to this French Addendum, or to outstanding Substitute Awards hereunder, which is disadvantageous to the French Addendum Award Holder or which is in contradiction to the French Commercial Code and French Tax Code provisions, unless the modification is the result of a new law or regulation or any other obligatory disposition or ruling applied to Shire or any other Subsidiary, having legal, fiscal or social implications.

The terms of this French Addendum shall be interpreted in accordance with the relevant provisions set forth by French tax and social laws, as well as the regulations issued by the French tax and social administrations.

In the event of any conflict between the provisions of this French Addendum and the Governing Terms, the provisions of the French Addendum shall prevail for any Substitute Awards subject to this French Addendum.

8.                                      Definitions

“Corporate Officers” mean “Président du Conseil d’Administration” (Chairman of the board of directors); “Directeur Général” (Managing Director); “Directeurs Généraux Délégués” (Delegated Managing Directors); Members of the “Directoire”; “Gérant” of a “Société en Commandite par Actions”; “Président” (if a private individual) d’une Société par Actions Simplifiée”.

“French Addendum Award Holder” means an individual who was granted a Baxalta Award under a Baxalta French Addendum and who was (a) an employee of a company in which the Shire, Baxalta or Baxter, as applicable, holds at least ten percent (10%) of the voting rights or equity, directly or indirectly, provided that the employee does not hold more than ten percent (10%) of the issued equity of the employer, (b) an employee with a valid employment contract (“contrat de travail”) at the Original Grant Date, and/or (c) a Corporate Officer with or without an employment contract with the employer as of the Original Grant Date.

“French Vesting Date” means, with respect to Substitute Options, the date upon which the Baxalta Options for which the Substitute Options were exchanged were originally scheduled to become exercisable, in full or in part, by the French Addendum Award Holder under the terms of the original Baxalta Award.  With respect to Substitute RSUs, “French Vesting Date” means the date on which the Baxalta RSUs or Baxalta PSUs, as applicable, for which the Substitute RSUs held by the French Addendum Award Holder were exchanged were originally scheduled to vest, in full or in part, under the terms of the original Baxalta Award.

Exhibit 1

Employee Matters Agreement

[See attached]

Exhibit 2

Separation and Distribution Agreement

[See attached]